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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

The Trident Partnership, L.P. by
its general partner Trident Corp.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

Victoria Hall
11 Victoria Street
--------------------------------------------------------------------------------
                                    (Street)

Hamilton                HM11                  Bermuda
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Risk Capital Holdings, Inc. (RCHI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

September, 1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                6.
                                                     4.                           5.            Owner-
                                                     Securities Acquired (A) or   Amount of     ship
                                        3.           Disposed of (D)              Securities    Form:     7.
                                        Transaction  (Instr. 3, 4 and 5)          Beneficially  Direct    Nature of
                          2.            Code         ---------------------------- Owned at End  (D) or    Indirect
1.                        Transaction   (Instr. 8)                 (A)            of Month      Indirect  Beneficial
Title of Security         Date          ------------   Amount      or   Price    (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)    Code     V                 (D)            and 4)        (Instr.4) (Instr.4)
-----------------------------------------------------------------------------------------------------------------------------

Common Stock              9/11/97        S            1,000,000    D    U.S.$23.25  755,000*     D
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*Together with warrants to purchase additional shares of Common Stock as disclosed on Table II, 2,136,079 shares.
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=============================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                    9.        10.
                                                                                                    Number    Owner-
                                                                                                    of        ship
              2.                                                                                    Deriv-    of
              Conver-                    5.                              7.                         ative     Deriv-  11.
              sion                       Number of                       Title and Amount           Secur-    ative   Nature
              of                         Derivative    6.                of Underlying     8.       ities     Secur-  of
              Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:    In-
              cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
              Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.            of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of      Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative    ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security      Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)    ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------

Class A Warrants
to buy Common                                                             Common
Stock         U.S.$20  N/A     N/A       N/A   N/A     9/19/95  9/19/2002 Stock   1,386,079  N/A    1,386,079  D
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=============================================================================================================================

Explanation of Responses: On September 11, 1997 Trident sold
   1,000,000 shares of the Issuer's Common Stock. It continues to hold 750,000 shares, as well as warrants to purchase 1,386,079 shares of Common Stock.




/s/ Rory Gorman                                               October 10, 1997
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      Rory Gorman, on behalf of Trident
        Corp. as general partner of The
        Trident Partnership, L.P.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.